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
Pricing Supplement dated June 4, 2001                            Rule 424(b)(3)
(To Prospectus dated January 12, 2000 and                    File No. 333-89659
Prospectus Supplement dated January 12, 2000)

                         TOYOTA MOTOR CREDIT CORPORATION

                         Medium-Term Note - Floating Rate
_______________________________________________________________________________

Principal Amount: $100,000,000               Trade Date: June 4, 2001
Issue Price: See "Plan of Distribution"      Original Issue Date: June 7, 2001
Initial Interest Rate:  See "Additional      Net Proceeds to Issuer: $99,990,000
Terms of the Notes - Interest"               Principal's Discount
Interest Payment Period: Quarterly             or Commission: 0.01%
Stated Maturity Date: June 10, 2002

_______________________________________________________________________________

Calculation Agent: Bankers Trust Company
Interest Calculation:
     [X]  Regular Floating Rate Note         [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note                (Fixed Rate Commencement
            (Fixed Interest Rate):                   Date):
     [ ]  Other Floating Rate Note                  (Fixed Interest Rate):
            (see attached)

Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [X] Prime Rate
            [ ]  Eleventh District Cost of Funds Rate    [ ]  Federal Funds Rate
            [ ]  LIBOR     [ ]  Treasury Rate          [ ]  Other (see attached)
                     If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                       [ ]  Telerate Page: 3750

     Initial Interest Reset Date: June 8, 2001     Spread (+/-): -2.91%
     Interest Rate Reset Period: Daily             Spread Multiplier:  N/A
     Interest Reset Dates: Each Business Day       Maximum Interest Rate: N/A
     Interest Payment Dates: March 10, June 10,    Minimum Interest Rate: N/A
        September 10 and December 10, commencing   Index Maturity: N/A
        September 10, 2001                         Index Currency:  U.S. dollars

Day Count Convention:
     [ ]  30/360 for the period from                    to
     [X]  Actual/360 for the period from June 7, 2001 to June 10, 2002
     [ ]  Other (see attached)                        to

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: N/A
          Initial Redemption Percentage:    N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:    %

Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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                             ___________________________
                               Bear, Stearns & Co. Inc.

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                               FURTHER AUTHORIZATIONS

          In supplement to the $1,096,060,000 aggregate principal amount(or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of January 12, 2000, TMCC has authorized the offer and issuance from time to time of an additional $1,820,000,000 aggregate principal amount of its Medium-Term Notes. Accordingly, notwithstanding anything to the contrary in the Prospectus Supplement dated January 12, 2000 (the "Prospectus Supplement"), the aggregate principal balance of Medium-Term Notes issued prior to the Prospectus Supplement plus those which may be offered from time to time from and after the date of the Prospectus Supplement may equal up to $12,620,000,000 (except that with respect to Medium-Term Notes sold at a discount to face, the initial offering price will be used, and with respect to Medium-Term Notes issued at a premium to face, the face amount shall be used).



                          ADDITIONAL TERMS OF THE NOTES


Interest

          The Initial Interest Rate for the Medium-Term Notes offered by this Pricing Supplement (the "Notes") will be equal to the Prime Rate on June 5, 2001 minus 2.91%.

          Notwithstanding anything to the contrary in the Prospectus Supplement, for the sole purpose of determining Interest Payment Dates for the Notes, "Business Day" shall be a day that is both a London Business Day and a New York Business Day. For purposes of determining Interest Reset Dates and Interest Determination Dates, "Business Day" shall be a New York Business Day.

          Notwithstanding anything to the contrary in the Prospectus Supplement, if any Interest Payment Date would otherwise be a day that is not a Business Day, the applicable Interest Payment Date will be postponed to the next succeeding day that is a Business Day, unless such day falls in the next succeeding calendar month, in which case the applicable Interest Payment Date will be the immediately preceding Business Day.

Plan of Distribution

          Under the terms of and subject to the conditions of an Appointment Agreement dated August 27, 1999 and an Appointment Agreement Confirmation dated June 4, 2001 (collectively, the "Agreement"), between TMCC and Bear,

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Stearns & Co. Inc. ("Bear, Stearns"),Bear, Stearns, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. Bear, Stearns may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Bear, Stearns.

          Under the terms and conditions of the Agreement, Bear, Stearns is committed to take and pay for all of the Notes offered hereby if any are taken.

          Affiliates of Bear, Stearns have in the past and may in the future engage in general financing and banking transactions with TMCC and its affiliates.